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                                                                     EXHIBIT 3.6

                                    FORM OF
                             ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            CELL THERAPEUTICS, INC.
                        EFFECTING A REVERSE STOCK SPLIT


   Cell Therapeutics, Inc. a Washington corporation, by James A. Bianco, M.D., its duly elected and qualified President, hereby provides the following information and delivers to the Secretary of State of the State of Washington for filing these Articles of Amendment pursuant to RCW 23B.10.060.

   1.     NAME.  The name of the Corporation is Cell Therapeutics, Inc.

   2. TEXT OF AMENDMENT. The Restated Articles of Incorporation are hereby amended by changing Section 1 of the Article II thereof to read as follows:

          "1.  Classes.  The Corporation shall be authorized to issue two
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      classes of shares of stock to be designated, respectively, "Common Stock"
      and "Preferred Stock." The total number of shares which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000); the total number of authorized shares of Common Stock shall be One Hundred Million (100,000,000), and the total number of authorized shares of Preferred Stock shall be Ten Million (10,000,000)."

   3. ADOPTION. The foregoing amendment to the Restated Articles of Incorporation of the Corporation was duly adopted by unanimous written consent of the Board of Directors of the Corporation on January 22, 1997 and was duly approved by the shareholders of the Corporation on February 28, 1997 in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

   4. EFFECTING THE REVERSE STOCK SPLIT. Upon the date these Articles of Amendment are filed with the Secretary of State of the State of Washington, each three and one-half shares of issued and outstanding shares of Common Stock of this Corporation shall be automatically reclassified into one share of Common Stock of this Corporation, thereby giving effect to a one-for-three and one-half reverse stock split (the "Reverse Stock Split"). Furthermore, all outstanding rights and obligations (including option plans, stock options and the exercise price thereof, stock purchase warrants and the exercise prices thereof and the conversion terms of the Corporation's shares of outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock) relating to this Corporation's Common Stock shall be mathematically adjusted to reflect the Reverse Stock Split so that the proportionate ratio of such rights and obligations to the reclassified shares will be equal to the proportionate ratio

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of such rights and obligations to the shares outstanding immediately prior to such reclassification. In lieu of the issuance of any fractional shares that would otherwise result from the Reverse Stock Split, the Corporation shall issue to any shareholder that would otherwise receive fractional shares one whole share, the additional shares thereby issued being taken from authorized but theretofore unissued shares of Common Stock. Following the effectiveness of this Amendment, certificates representing the shares of Common Stock to be outstanding thereafter shall be exchanged for certificates now outstanding pursuant to procedures adopted by the Corporation's Board of Directors and communicated to those who are to receive new certificates.

   IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to Restated Articles of Incorporation Effecting a Reverse Stock Split to be executed as of _______________, 1997.


                              CELL THERAPEUTICS, INC.



                              By:___________________________
                                    James A. Bianco, M.D.
                                    President


Attest:

____________________________
     Michael J. Kennedy
     Secretary

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